EXHIBIT 99.1

Index to Consolidated Financial Statements

RADIANT SYSTEMS, INC.

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Shareholders of

Radiant Systems, Inc.

We have audited the accompanying consolidated balance sheet of Radiant Systems, Inc. (the “Company”) as of December 31, 2002, and the related consolidated statements of income, shareholders’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of Radiant Systems’ management. Our responsibility is to express an opinion on the financial statements based on our audit. The consolidated financial statements of Radiant Systems, Inc. as of December 31, 2001, and for the two years in the period then ended, before the reclassifications and inclusion of the disclosures discussed in notes 2 and 15 to the consolidated financial statements, were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements in their report dated February 8, 2002.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Radiant Systems as of December 31, 2002, and the results of its operations and its cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, effective January 1, 2002, Radiant Systems, Inc. changed its method of accounting for goodwill and intangible assets to conform with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets.

As discussed above, the consolidated financial statements of Radiant Systems, Inc., as of December 31, 2001 and for the two years in the period then ended were audited by other auditors who have ceased operations. These consolidated financial statements have been revised as follows:

1. As described in Note 2, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Our audit procedures with respect to the disclosures in Note 2 with respect to 2001 and 2000 included (i) agreeing the previously reported net income to the previously issued financial statements and the adjustments to reported net income representing amortization expense (including any related tax effects) recognized in those periods related to goodwill to the Company’s underlying records obtained from management, and (ii) testing the mathematical accuracy of the reconciliation of adjusted net income to reported net income, and the related earnings-per-share amounts.

2. As described in Note 2, the Company revised the financial statements to reflect gains from extinguishment of debt within income before income taxes as required by SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, which was adopted on January 1, 2003. Our audit procedures with respect to 2000 included (i) agreeing the reported amount to underlying accounting records obtained from management, and (ii) testing the mathematical accuracy of reclassification of gain on early extinguishment of debt to income before income taxes and the related effect on the income tax provision.

3. As described in note 15, the Company realigned its segments for financial reporting purposes in 2003. As a result, the Company has reclassified its previously reported segments to conform to the realignment. Our audit procedures with respect to the 2001 and 2000 segment disclosures in Note 15 included (i) comparing the reclassified segment amounts to the Company’s underlying accounting analysis obtained from management, and (ii) testing the mathematical accuracy of the underlying analysis.

In our opinion, the disclosure in Note 2 regarding the adoption of SFAS 142, the reclassification in 2000 resulting from the adoption of SFAS 145 and the reclassifications to the reportable segments described in Note 15 are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 or 2000 financial statements of the Company other than with respect to such disclosures and reclassification and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 financial statements taken as a whole.

DELOITTE & TOUCHE LLP

Atlanta, Georgia

February 7, 2003

(October 10, 2003 as to Note 2 and Note 15)

THE FOLLOWING REPORT IS A COPY OF A REPORT PREVIOUSLY

ISSUED BY ARTHUR ANDERSEN LLP AND HAS NOT BEEN REISSUED BY

ARTHUR ANDERSEN LLP

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Radiant Systems, Inc.:

We have audited the accompanying consolidated balance sheets of RADIANT SYSTEMS, INC. (a Georgia corporation) AND SUBSIDIARIES as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Radiant Systems, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

/s/ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 8, 2002

RADIANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(IN THOUSANDS, EXCEPT SHARE DATA)

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,382	$33,924
Accounts receivable, net of allowances for doubtful accounts of $2,597 and $2,227 in 2002 and 2001, respectively	31,167	20,988
Inventories	13,542	17,290
Deferred tax assets	2,096	1,917
Other	2,026	1,484

Total current assets	92,213	75,603

PROPERTY AND EQUIPMENT, net	11,948	14,590
SOFTWARE DEVELOPMENT COSTS, net	16,969	15,229
GOODWILL AND OTHER INTANGIBLES, net	14,676	12,707
TRIYUMF ASSET and OTHER LONG-TERM ASSETS	9,450	3,415
DEFERRED TAXES, long-term	—	3,618

	$145,256	$125,162

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,741	$6,403
Accrued liabilities	5,271	3,773
Client deposits and deferred revenue	10,509	9,762
Current portion of capital lease obligation	491	460

Total current liabilities	26,012	20,398

CLIENT DEPOSTS AND DEFERRED REVENUES, NET OF CURRENT PORTION	2,994	—
DEFERRED TAX LIABILITY	880	—
CAPITAL LEASE OBLIGATION, NET OF CURRENT PORTION	660	1,150

Total liabilities	30,546	21,548

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued	—	—
Common stock, $0.00001 par value; 100,000,000 shares authorized, 28,021,689 and 27,511,793 shares issued and outstanding at December 31, 2002 and 2001, respectively	0	0
Additional paid-in capital	116,752	113,057
Deferred compensation and employee loans	—	(818)
Accumulated other comprehensive income (loss)	1	(41)
Accumulated deficit	(2,043)	(8,584)

Total shareholders’ equity	114,710	103,614

	$145,256	$125,162

The accompanying notes are an integral part of these consolidated balance sheets.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	2002	2001	2000

REVENUES:
System sales	$81,432	$71,268	$79,987
Client support, maintenance, and other services	64,725	60,711	48,057

Total revenues	146,157	131,979	128,044

COST OF REVENUES:
System sales	43,348	38,799	39,620
Client support, maintenance, and other services	39,000	38,043	37,356

Total cost of revenues	82,348	76,842	76,976

GROSS PROFIT	63,809	55,137	51,068
OPERATING EXPENSES:
Product development	14,470	11,234	11,030
Sales and marketing	21,141	19,718	12,720
Depreciation and amortization	4,997	9,643	7,706
Non-recurring charges	—	1,244	—
General and administrative	12,791	15,056	15,818

INCOME (LOSS) FROM OPERATIONS	10,410	(1,758)	3,794
GAIN FROM EARLY EXTINGUISHMENT OF DEBT	—	—	2,530
INTEREST INCOME, NET	754	1,513	3,240

INCOME (LOSS) BEFORE INCOME TAXES	11,164	(245)	9,564

INCOME TAX PROVISION	4,623	183	2,783

NET INCOME (LOSS)	$6,541	$(428)	$6,781

BASIC INCOME (LOSS) PER SHARE:	$0.24	$(0.02)	$0.24

DILUTED INCOME (LOSS) PER SHARE:	$0.23	$(0.02)	$0.23

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	27,753	27,726	27,294

Diluted	28,995	27,726	29,791

The accompanying notes are an integral part of these consolidated statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(IN THOUSANDS)

	Common Stock					Accumulated Other Comprehensive Loss	Total

	Shares	Amount	APIC	Deferred Compensation	Accumulated Deficit

BALANCE, December 31, 1999	16,984	—	$101,003	$(131)	$(14,937)	—	$85,935

Three-for-two stock split effected in the form of a stock dividend	8,463	—	—	—	—	—	—
Issuance of common stock	1,000	—	10,000	—	—	—	10,000
Treasury stock purchase and retirement	(90)	—	(1,754)	—	—	—	(1,754)
Exercise of employee stock options	1,210	—	2,566	—	—	—	2,566
Stock issued under employee stock purchase plan	81	—	1,545	—	—	—	1,545
Income tax benefit of stock options exercised	—	—	3,263	—	—	—	3,263
Amortization of deferred compensation	—	—	—	51	—	—	51
Net income	—	—	—	—	6,781	—	6,781

BALANCE, December 31, 2000	27,648	—	116,623	(80)	(8,156)	—	108,387

Comprehensive loss:
Net loss	—	—	—	—	(428)	—	(428)
Foreign currency translation adjustment	—	—	—	—	—	$ (41)	(41)

Comprehensive loss:	—	—	—	—	(428)	(41)	(469)
Issuance of common stock	25	—	287	—	—	—	287
Treasury stock purchase and retirement	(725)	—	(6,028)	—	—	—	(6,028)
Exercise of employee stock options	506	—	1,608	—	—	—	1,608
Stock issued under employee stock purchase plan	58	—	604	—	—	—	604
Issuance of employee loans	—	—	—	(818)	—	—	(818)
Amortization of deferred compensation	—	—	—	43	—	—	43
Cancellation of employee stock options	—	—	(37)	37	—	—	—

BALANCE, December 31, 2001	27,512	—	113,057	(818)	(8,584)	(41)	103,614

Comprehensive income:
Net income	—	—	—	—	6,541	—	6,541
Foreign currency translation adjustment	—	—	—	—	—	42	42

Comprehensive income:	—	—	—	—	6,541	42	6,583
Issuance of common stock	160	—	2,006	—	—	—	2,006
Treasury stock purchase and retirement	(25)	—	(196)	—	—	—	(196)
Exercise of employee stock options	318	—	1,322	—	—	—	1,322
Stock issued under employee stock purchase plan	57	—	563	—	—	—	563
Repayments of employee loans	—	—	—	818	—	—	818

BALANCE, December 31, 2002	28,022	—	$116,752	$—	$(2,043)	$1	$114,710

The accompanying notes are an integral part of these consolidated statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(IN THOUSANDS)

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$6,541	$(428)	$6,781
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Gain on early extinguishment of debt before taxes	—	—	(2,529)
Deferred income taxes	—	38	(44)
Accretion of note payable interest	—	—	56
Depreciation and amortization	9,953	12,639	9,671
Amortization of deferred compensation	—	43	51
Income tax benefit of stock options exercised	—	—	3,263
Changes in assets and liabilities, net of acquired entities:
Accounts receivable	(10,179)	1,657	(3,362)
Inventories	3,748	37	(4,031)
Other assets	2,490	2,577	(1,244)
Accounts payable	4,629	(8,628)	3,958
Accrued liabilities	1,536	(212)	(2,171)
Client deposits and deferred revenue	3,741	3,144	(2,039)

Net cash provided by operating activities	22,459	10,867	8,360

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,727)	(5,138)	(12,359)
Purchases of acquired entities, net of cash acquired	(410)	(4,525)	(6,000)
Purchase of software asset and capitalized professional services costs	(6,082)	(3,338)	—
Capitalized software development costs	(5,875)	(8,025)	(5,929)

Net cash used in investing activities	(15,094)	(21,026)	(24,288)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net of issuance costs	—	—	10,000
Repurchase of common stock	(196)	(6,028)	(1,754)
Exercise of employee stock options	1,322	1,608	2,566
Stock issued under employee stock purchase plan	564	604	1,545
Repayment of capital lease obligations and other long-term debt	(460)	(802)	(304)
Repayment (issuance) of shareholder loans, net	818	(818)	—
Other	45	(41)	—

Net cash provided by (used in) financing activities	2,093	(5,477)	12,053

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	9,458	(15,636)	(3,875)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	33,924	49,560	53,435

CASH AND CASH EQUIVALENTS, END OF YEAR	$43,382	$33,924	$49,560

SUPPLEMENTAL CASH FLOW DISCLOSURES:
Issuance of common stock in connection with acquisition of Breeze	$2,006	$288	$—

Assets acquired under capital lease	$—	$1,956	$—

Cash paid for income taxes	$526	$69	$120

Cash paid for interest	$92	$92	$3

The accompanying notes are an integral part of these consolidated statements.

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS Three Years Ended December 31, 2002

1. ORGANIZATION AND BACKGROUND

Radiant Systems, Inc. (the “Company” or “Radiant”) develops, installs and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s point-of-sale and back office technology is designed to enable businesses to deliver exceptional client service while improving profitability. The centerpiece of the Company’s technology, the Radiant 6e™ site operations solution, includes the following software products, each of which can be purchased independently or as a suite of integrated products depending on the client’s individual preferences:

•         Radiant 6e™ Point-of-Sale

•         Radiant 6e™ Customer Self Service

•         Radiant 6e™ Enterprise Productivity Suite:

•          Inventory Management

•          Workforce Management

•          Operations Management

Headquartered in Atlanta, Radiant has deployed its solutions in more than 55,000 sites worldwide. In addition to its technology, the Company offers professional services focusing on technical implementation and process improvement, as well as hardware maintenance services and 24-hour help desk support.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Radiant Systems, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 52, Foreign Currency Translation. Net assets of the non-U.S. subsidiaries are translated at current rates of exchange. Income and expense items are translated at the average exchange rate for the year. The resulting translation adjustments are recorded in shareholders’ equity. Certain other translation adjustments and transaction gains and losses continue to be reported in net income and were not material in any year.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates.

Revenue Recognition

The Company’s revenue is generated primarily through software and system sales, support and maintenance, and other services. The Company recognizes revenue using the guidance from AICPA Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, SOP 81-1, Accounting for Performance of Construction-Type and Certain Production-Type Contracts (“SOP 81-1”), Accounting Research Bulletin (ARB) No. 45, Long-Term Construction-Type Contracts (“ARB 45”), SEC Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements and Emerging Issues Task Force (“EITF”) No. 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware. Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectibility is reasonably assured; and (5) remaining obligations under the agreement are insignificant. Under multiple element arrangements, where each element is separately stated, sold and priced, the Company allocates revenues to the various elements based on vendor-specific objective evidence (“VSOE”) of fair value. The Company’s VSOE of fair value is determined based on the price charged when the same element is sold separately. If evidence of fair value does not exist for all elements in a multiple element arrangement, the Company recognizes revenue using the residual method. Under the residual

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

method, a delivered element without VSOE of fair value is recognized in revenue as long as all undelivered elements have VSOE of fair value.

System Sales

The Company generally sells its products, which include both software licenses and hardware, directly to end-users. Revenue from software licenses and system sales is generally recognized as products are shipped, provided that no significant vendor obligations remain and that the collection of the related receivable is probable. For those agreements that provide for significant services or custom development that are essential to the software’s functionality, the software license and contracted services are recognized under the percentage of completion method as prescribed by the provisions of ARB 45 and SOP 81-1.

Professional Services

The Company’s professional services revenue consists of fees generated from consulting, custom development, installation and training. Revenue related to professional services performed by the Company is generally recognized on a time and materials basis as the services are performed. Under contracts where revenue is recognized using the percentage of completion method under the provisions of SOP 81-1, the Company measures its progress-to-completion by using input measures, primarily labor hours. The Company continually updates and revises estimates of its input measures. If those estimates indicate a loss will be incurred, the entire loss is recognized in that period.

Support and Maintenance

The Company offers its clients post contract support in the form of maintenance, telephone support and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement.

Subscription-based revenues

In April 2000, the Company began offering its customers subscription pricing and hosting services for some of its products. Contracts are generally for a period of three to five years with revenue being recognized ratably over the contract period commencing, generally, when the product has been installed and training has been completed. The Company’s subscription based revenues to date have been immaterial to total revenues and are included in system sales.

Deferred Revenue

Deferred revenue represents amounts collected prior to complete performance of professional services, customer support services, software enhancements, and significant obligations under license agreements.

Inventories

Inventories consist principally of computer hardware and software media and are stated at the lower of cost (first-in, first-out method) or market.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives of one to five years. Leasehold improvements are amortized over the terms of the respective leases or useful lives of the improvements, whichever is shorter.

Property and equipment at December 31, 2002 and 2001 are summarized as follows (in thousands):

	2002	2001

Computers and office equipment	$21,034	$18,906
Leasehold improvements	5,441	5,341
Purchased software	7,360	6,744
Furniture and fixtures	5,740	5,638
Land	2,517	2,517

	42,092	39,146
Less accumulated depreciation and amortization	(30,144)	(24,556)

	$11,948	$14,590

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation expense for 2002, 2001 and 2000 was approximately $5.4 million, $7.6 million, and $6.1 million, respectively. In conjunction with the closing of its Hillsboro, Oregon and Pleasanton, California offices, in January 2001 (See Note 4), the Company wrote off approximately $1.2 million of fixed assets with a net book value of approximately $200,000.

Goodwill and Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141, Business Combinations (“SFAS No.141”), and Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”). SFAS No. 141 supersedes APB No. 16, and SFAS No. 38, Accounting for Preacquisition Contingencies of Purchased Enterprises. SFAS No. 141 prescribes the accounting principles for business combinations and requires that all business combinations be accounted for using the purchase method of accounting.

SFAS No. 142 supersedes APB Opinion No. 17, Intangible Assets. SFAS No. 142 prescribes the accounting practices for acquired goodwill and other intangible assets. On January 1, 2002, the Company adopted SFAS No. 142. Under this new statement, the Company no longer amortizes goodwill, but instead tests goodwill for impairment on at least an annual basis. A reconciliation of previously reported net income (loss) and earnings (loss) per share to the amounts adjusted for the exclusion of goodwill amortization, net of the related income tax effect is as follows (in thousands, except per share amounts):

	December 31, 2002	December 31, 2001	December 31, 2000

Net income (loss):

Reported net income (loss)	6,541	(428)	6,781
Goodwill amortization, net of tax	—	1,369	950

Adjusted net income	$6,541	$941	$7,731

Basic earnings (loss) per share:

Reported net income (loss) per share	0.24	(0.02)	0.24
Goodwill amortization, net of tax	—	0.05	0.03

Adjusted basic earnings per share	$0.24	$0.03	$0.27

Diluted earnings (loss) per share

Reported net income (loss) per share	0.23	(0.02)	0.23
Goodwill amortization, net of tax	—	0.05	0.03

Adjusted basic earnings per share	$0.23	$0.03	$0.26

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and identifiable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include,

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

Software Development Costs

Capitalized software development costs consist principally of salaries and certain other expenses directly related to the development and modification of software products. Capitalization of such costs begins when a detail program or a working model has been produced as evidenced by the completion of design, planning, coding and testing, such that the product meets its design specifications and has thereby established technological feasibility. Capitalization of such costs ends when the resulting product is available for general release to the public. Amortization of capitalized software development costs is provided at the greater of the ratio of current product revenue to the total of current and anticipated product revenue or on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than five years. At December 31, 2002 and 2001, accumulated amortization of capitalized software development costs was $10.9 million and $6.8 million, respectively.

Internally Developed Software Costs

The Company applies the provisions of the AICPA Statement of Position 98-1 (SOP 98-1), Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software.

Common Stock

On February 9, 2000, the Company’s Board of Directors approved a three-for-two split to be effected in the form of a stock dividend payable to shareholders of record as of March 1, 2000. On April 1, 2000, the Company effected the three-for-two stock split. Shares presented in the consolidated statements of shareholders’ equity reflect the actual shares outstanding for each period presented. All share, per share, common stock and stock option amounts contained elsewhere in the consolidated financial statements and related notes for all periods presented have been restated to reflect the effect of this split.

Stock-based Compensation

Employee stock awards under the Company’s compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). In January 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). The Company has implemented the disclosure provisions of SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense (benefit) is generally comprised of the tax payable (receivable) for the period and the change in deferred income tax assets and liabilities during the period.

Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares outstanding. Diluted net income (loss) per share includes the dilutive effect of stock options.

A reconciliation of the weighted average number of common shares outstanding assuming dilution is as follows (in thousands):

	2002	2001	2000

Average common shares outstanding	27,753	27,726	27,294

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Dilutive effect of outstanding stock options	1,242	—	2,497

Average common shares outstanding assuming dilution	28,995	27,726	29,791

For the years ended December 31, 2002, 2001 and 2000, options with an antidilutive impact of approximately 2.8 million, 4.1 million, and 530,000 shares of common stock, respectively, were excluded from the above reconciliation.

Fair Value of Financial Instruments

The book values of cash, trade accounts receivable, trade accounts payable and other financial instruments approximate their fair values principally because of the short-term maturities of these instruments. The fair value of the Company’s long-term debt is estimated based on the current rates offered to the Company for debt of similar terms and maturities. Under this method, the Company’s fair value of long-term debt was not significantly different than the stated value at December 31, 2002.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash.

Concentration of Business and Credit Risk

Financial instruments, which potentially subject the Company to credit risk, consist principally of trade receivables and interest bearing investments. The Company performs on-going credit evaluations of its clients and generally does not require collateral. The Company maintains adequate reserves for potential losses and such losses, which have historically been minimal, have been included in management’s estimates.

The Company’s revenues are derived from a limited number of clients. During 2002, approximately 27.9% of the Company’s revenue were derived from five clients. During 2001 and 2000, approximately 32.3% and 38.0%, respectively, of the Company’s revenue were derived from five clients. During the year ended December 31, 2002 no client individually accounted for more than 10.0% of the Company’s total revenues. During the years ended December 31, 2001 and 2000, one client individually accounted for more than 10.0% of the Company’s revenue, accounting for 10.2% of the Company’s total revenues in each year.

Comprehensive Income

In fiscal 1999, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This statement establishes the rules for the reporting of comprehensive income and its components. The Company’s comprehensive income includes net income and foreign currency translation adjustments. Total comprehensive income for the year ended December 31, 2002 was $6.6 million, while total comprehensive loss income for the year ended December 31, 2001 was $469,000 and comprehensive income for the for the year ended December 31, 2000 was $6.8 million.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 143, Accounting for Asset Retirement Obligations (“SFAS No. 143”). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by incurring the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Management does not anticipate the adoption of this statement to have a material effect on the Company’s results of operations and financial position.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 supersedes Financial Accounting Standards Board Statement No. 121, Accounting for the Impairment of Long—Lived Assets and for Long-lived Assets to Be Disposed Of (“SFAS No. 121”), and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (“Opinion 30”) for the disposal of a segment of a business (as previously defined in Opinion 30). The Financial Accounting Standards Board issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale.

“RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

SFAS No. 144 broadens the presentation of discontinued operations in the income statement to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount for fair value less cost to sell. The Company adopted SFAS 144 effective January 1, 2002. The adoption had no impact on the Company’s results of operations.

In November 2001, the EITF issued EITF No. 01-14, (“EITF 01-14”), Income Statement Characterization of Reimbursements Received for “Out-of-Pocket Expenses” Incurred. EITF 01-14 establishes that reimbursements received for out-of-pocket expenses should be reported as revenue in the income statement. Historically, the Company has classified reimbursed out-of-pocket expenses as a reduction in the cost of consulting services. The Company adopted the guidance of EITF 01-14 in first quarter of 2002. For the year ended December 31, 2002, the adoption of EITF 01-14 resulted in an increase in reported client support, maintenance and other services revenues and related costs associated with these revenues of approximately $1.9 million. The Company did not reclassify amounts for 2001 and 2000 as the amounts were immaterial. The impact of this adoption did not and will not affect the Company’s net income or loss in any past or future periods.

In May 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” which rescinds SFAS No. 4. As a result, gains and losses from extinguishments of debt should be classified as extraordinary items only if they meet the criteria of Accounting Principles Board Opinion No. 30 (“APB 30”). The Company adopted SFAS No. 145 on January 1, 2003. As a result, the gain on extinguishment of debt for the year ended December 31, 2000 of $2.53 million was reclassified to a component of income before income taxes.

In July 2002, the Financial Accounting Standards Board issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities (“SFAS No. 146”), which replaces EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity. SFAS No. 146 requires that liabilities associated with exit or disposal activities be recognized when they are incurred. Under EITF Issue No. 94-3, a liability for exit costs is recognized at the date of a commitment to an exit plan. SFAS No. 146 also requires that the liability be measured and recorded at fair value. The provisions of SFAS No. 146 are effective for restructuring activities initiated after December 31, 2002. Management is currently assessing the impact on the consolidated financial statements.

In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 (“FIN 45”), Guarantor’s Accountings and Disclosure Requirements for Guarantees, Including Indirect Guarantees of the Indebtedness of Others, which clarifies the requirement of SFAS No. 5, Accounting for Contingencies, relating to a guarantor's accounting for and disclosures of certain guarantee issues. The Company does not provide direct or indirect guarantees of the indebtedness of others.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (“SFAS No. 148”) which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a company elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements. The Company will provide the comparative interim pro forma disclosures required by SFAS No. 148 beginning in the first quarter 2003. The Company will continue to account for stock compensation in accordance with APB 25.

The following table presents pro forma net income and basic and diluted earnings per share as if compensation expense had been recognized for stock options granted in the three year period ended December 31, 2002, as determined under the fair value method using the Black-Scholes pricing model, and includes the effect of shares issued under the employee stock purchase plan.

	2002	2001	2000

Net income (loss) as reported	$6,541	$(428)	$5,261
Less: stock-based compensation expense, net of related tax effects	8,352	4,170	7,905

Pro forma net loss	$(1,811)	$(4,598)	$(2,644)

Basic earnings (loss) per share—as reported	$0.24	$(0.02)	$0.24

Diluted earnings (loss) per share—as reported	$0.23	$(0.02)	$0.23

Basic loss per share—pro forma	$(0.07)	$(0.17)	$(0.10)

Diluted loss per share—pro forma	$(0.06)	$(0.17)	$(0.09)

In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities. Variable interest entities are defined as entities with a level of invested equity that is not sufficient to fund future activities to permit it to operate on a stand alone basis. The Company does not participate in variable interest entities.

3. PRODUCT DEVELOPMENT EXPENDITURES

Product development expenditures for the years ended December 31, 2002, 2001 and 2000 are summarized as follows (in thousands):

	2002	2001	2000

Total development expenditures	$20,345	$19,259	$16,959
Less additions to capitalized software development costs prior to amortization	5,875	8,025	5,929

Product development expense	$14,470	$11,234	$11,030

The activity in the capitalized software development account during 2002, 2001 and 2000 is summarized as follows (in thousands):

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	December 31,

	2002	2001	2000

Balance at beginning of period, net	$15,229	$9,358	$5,394
Capitalized software development costs	5,875	8,025	5,929
Capitalized software costs from acquisitions (Note 5)	—	213	—
Amortization expense	(4,135)	(2,367)	(1,965)

Balance at end of period, net	$16,969	$15,229	$9,358

Amortization of capitalized software costs is included in system sales costs of revenues in the accompanying statements of operations.

4. NON-RECURRING CHARGES

During 2001, the Company recorded two separate non-recurring charges: a charge of $1.0 million relating to office closures and a charge of approximately $200,000 relating to costs of terminating employees. No such charges were incurred in 2002 or 2000.

On January 23 and 26, 2001, respectively, the Company announced the permanent closure of its facilities in Hillsboro, Oregon and Pleasanton, California. The decision was made to reduce costs and consolidate operations at the Company’s headquarters in Alpharetta, Georgia. The Hillsboro office had served primarily as a sales office for the Company’s small business food products, while the Pleasanton office had served primarily as a sales office for hospitality and food service products. The office closure costs related to these two offices are comprised primarily of severance benefits and lease reserves. As part of the closings, the Company terminated 25 of the 34 employees. As a result, the Company recorded a non-recurring charge of approximately $1.0 million associated with this action during its first quarter of 2001. During 2001, the Company paid or incurred approximately $845,000 in severance, lease payments and other exit costs related to this action. During the first quarter of 2002 the Company paid the remaining $155,000 in exit costs. At December 31, 2002, the Company had no further obligations surrounding this action.

During the third quarter ended September 30, 2001, the Company experienced declines in revenues and negative operating results which the Company attributes primarily to the current global economic environment and the product transition the Company is currently undertaking. As a result, the Company terminated approximately 90 employees and in accordance with U.S. labor law and practice, the Company paid one-time severance benefits to all terminated employees in the aggregate amount of approximately $200,000. At December 31, 2001, the Company had no further obligations surrounding this action.

5. ACQUISITIONS

ICON Software Limited

On December 18, 2002 the Company purchased the software source code from ICON Software Limited (“ICON”), a provider of software solutions for the entertainment and cinema industry. The transaction included the purchase of certain software technology source code and customer lists. The purchase price consisted of approximately $410,000 in cash. Intangibles of approximately $410,000 were recorded, which are being amortized over not more than two years (See Notes 2 and 6). Pro forma results of operations for the year ended December 31, 2002 are not included, as this acquisition was not material to the Company.

HotelTools, Inc.

On July 26, 2001, the Company purchased certain assets from HotelTools, Inc. (“HotelTools”), an emerging provider of enterprise software solutions for the hospitality industry including solutions to centralize all aspects of multi-property hotel operations, including hotel management, rate management, reservations and procurement. The transaction included the purchase of certain intellectual property rights, fixed assets and patents pending. The purchase price consisted of $1.8 million in cash and assumption of net liabilities of approximately $1.0. Total consideration, including approximately $100,000 in transaction costs, was $2.9 million. Intangibles of approximately $2.4 million were recorded, which are being amortized over two to five years (See Notes 2 and 6). In addition, the Company hired approximately 30 former employees of HotelTools. Pro forma results of operations for the year ended December 31, 2001 are not included, as this acquisition was not material.

Breeze Software Proprietary Limited

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On May 9, 2001, the Company acquired all the common stock of Breeze Software Proprietary Limited (“Breeze”), a leading provider of software applications for retailers in the Australian and Asia-Pacific marketplaces. The purchase price consisted of $1.7 million in cash and assumption of net liabilities of approximately $700,000. Total consideration, including approximately $400,000 in transaction costs, was $2.8 million. Goodwill of approximately $2.8 million was recorded, which was being amortized over seven years (See Notes 2 and 6). The Company may pay additional consideration of cash and stock if certain earnings milestones are obtained. During the fourth quarter of 2001, specified earnings milestones were obtained for the period from the purchase date through December 31, 2001. As such, the Company paid additional consideration of 25,000 shares of common stock for a total additional consideration of $287,500, which was allocated to goodwill. During 2002, certain additional specified earnings milestones were obtained and the Company paid additional consideration of approximately 160,000 shares of common stock for a total additional consideration of approximately $2.0 million, which was allocated to goodwill. Pro forma results of operations for the year ended December 31, 2001 are not included, as this acquisition was not material to the Company.

TimeCorp

On June 22, 2000, the Company consummated the acquisition of TimeCorp (“TimeCorp”), a workforce management and planning software business operation owned by VeriFone, Inc., a former subsidiary of Hewlett-Packard, Inc. The purchase price consisted of $6.0 million in cash and assumption of approximately $400,000 in liabilities and included substantially all the assets of TimeCorp and was accounted for under the purchase method of accounting. Goodwill of approximately $6.4 million was recorded, which was being amortized over seven years (See Notes 2 and 6).

1997 Acquisitions

During fiscal 1997, the Company acquired four businesses, all of which were accounted for under the purchase method of accounting. These businesses were acquired for a combination of cash, notes payable and shares of the Company’s common stock. On May 23, 1997, the Company purchased all of the outstanding common stock of Restaurant Management and Control Systems, Inc. (“ReMACS”), a provider of back office management systems for clients in the food service industry. On May 30, 1997, the Company purchased all of the outstanding common stock of RSI Merger Corporation (d.b.a. Twenty/20 Visual Systems) (“Twenty/20”), a provider of point-of-sale and table management systems for full service restaurants. On October 31, 1997, the Company purchased all of the outstanding common stock of RapidFire Software, Inc. (“RapidFire Software”) and EquiLease Financial Services, Inc. (“EquiLease”), (collectively “RapidFire”), a leading provider of point-of-sale systems to the pizza industry and other delivery restaurants. On November 18, 1997, the Company purchased all of the outstanding common stock of Logic Shop, Inc. (“Logic Shop”), a provider of point-of-sale and back office management software to the automotive service center market.

6. GOODWILL AND OTHER INTANGIBLES, NET

Goodwill

Goodwill, which represents the excess of purchase price over fair value of net assets acquired, was historically being amortized on the straight-line basis over five to seven years. On January 1, 2002, the Company adopted SFAS No. 142. Under this new statement, the Company no longer amortizes goodwill, but instead tests goodwill for impairment on at least an annual basis.

In accordance with SFAS No. 142 the Company evaluates the carrying value of goodwill during the fourth quarter of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to its carrying amount, including goodwill. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit’s goodwill to its carrying amount. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s evaluation of goodwill completed during 2002 in accordance with SFAS No. 142 resulted in no impairment losses.

Changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows (in thousands):

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Balance, December 31, 2000	$ 9,776
Goodwill acquired	3,021
Amortization of goodwill	(2,282)

Balance, December 31, 2001	10,515
Goodwill acquired	2,006
Amortization of goodwill	—

Balance, December 31, 2002	$12,521

Intangible assets

A summary of the Company’s intangible assets as of December 31, 2002 and 2001 is as follows (in thousands):

	2002	2001

Software technology	$2,492	$2,119
Other	560	517

	3,052	2,636
Accumulated amortization	(897)	(444)

Total intangible assets, net	$2,155	$2,192

The Company is amortizing its acquired software technology over a period of no greater than five years. During the year ended December 31, 2002, the Company recorded $453,000 of amortization expense associated with such identifiable definite-lived intangible assets. Approximately $419,000 of the amortization of these assets is related to the acquired software technology and is included in system sales cost of revenues in the accompanying statements of operations.

Estimated amortization expense of identified intangible assets for the next five years is as follows (in thousands):

2003	$657
2004	651
2005	443
2006	266
2007	21

7. TRIYUMF ASSET AND OTHER LONG-TERM ASSETS

The components of the TriYumf Asset and other long-term assets at December 31, 2002 and 2001 is as follows (in thousands):

	2002	2001

TriYumf Asset and capitalized professional services costs	$9,420	$3,338
Other long-term assets	30	77

	$9,450	$3,415

On June 30, 2001 the Company and Yum! Brands, Inc. (“Yum! Brands”), formerly Tricon Restaurant Services Group, Inc., signed a contract evidencing a multi-year arrangement to implement the Company’s Enterprise Productivity Software in Yum! Brands’ company-owned restaurants around the world. Yum! Brands’ franchisees will also be able to subscribe to the software

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

under the same terms as the company-owned restaurants. As part of this agreement, the Company agreed to purchase from Yum! Brands its source code and object code for certain back office software (“TriYumf Asset”) previously developed by Yum! Brands for $20.0 million, $16.5 million of which is payable in specified annual installments through December 31, 2003. The remaining $3.5 million is payable on a pro rata basis based upon Yum! Brands’ acceptance and rollout of the Enterprise Productivity Software and fulfillment of its total target client store commitment. The Company agreed to purchase the TriYumf Asset for needs analysis purposes only and has no intention to complete coding on the TriYumf Asset or incorporate the TriYumf Asset into its Enterprise Productivity Software. Furthermore, Yum! Brands is not entitled to receive royalties from sales of the Enterprise Productivity Software, and the Company is entitled to a refund of a majority of its payments should Yum! Brands not install a requisite number of sites with the Enterprise Productivity Software, as prescribed in the agreement.

Based upon the substance of the Yum! Brands transaction, the Company is recording the TriYumf Asset as monies are paid (See further discussion at Note 11 Commitments and Contingencies). To date, all services revenues and related costs have been deferred. Upon commencement of the subscription period, the Company expects to reduce its contracted subscription and professional services revenues by the amortization of payments made by the Company for the TriYumf Asset over the five-year subscription period from initial rollout in accordance with EITF 00-03, Application of AICPA Statement of Position 97-2 to Arrangements That Include the Right to Use Software Stored on Another Entity’s Hardware and EITF 00-21, Revenue Arrangements with Multiple Deliverables and EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products).

During the years ended December 31, 2002 and 2001, the Company paid Yum! Brands $5.2 million and $2.8 million, respectively, for installment payments for the purchase of the TriYumf Asset and capitalized approximately $800,000 and $600,000, respectively, in personnel and other costs associated with the professional services. Professional services revenues associated with these costs of approximately $1.5 million in each of the years ended December 31, 2002 and 2001 were deferred.

8. ACCRUED LIABILITIES

The components of accrued liabilities at December 31, 2002 and 2001 are as follows (in thousands):

	2002	2001

Accrued wages	$1,698	$1,473
Bonus and commissions payable	1,276	413
Other accrued liabilities	2,297	1,887

	$5,271	$3,773

9. LONG-TERM DEBT

On March 30, 2000 the Company and the former sole shareholder of RapidFire reached an agreement whereby the Company paid the former shareholder $200,000 and forgave a $1.5 million note receivable, and in return, was relieved in full of its indebtedness to the shareholder. This indebtedness consisted of a noninterest-bearing note with a lump-sum payment of $6.0 million due October 31, 2005 ($4.3 million at December 31, 1999) and was issued October 31, 1997 as part of the Company’s acquisition of RapidFire. As a result of this early extinguishment of debt, the Company recorded a gain of approximately $2.5 million during 2000.

10. INCOME TAXES

The following summarizes the components of the income tax provision (benefit) (in thousands):

	2002	2001	2000

Current taxes:
Federal	$3,574	$—	$2,523
State	510	—	216

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Foreign	339	$221	—
Deferred taxes	200	(38)	44

Income tax provision	$4,623	$183	$2,783

The total tax provision is different from the amount that would have been recorded by applying the U.S. statutory federal income tax rate to income before taxes. Reconciliation of these differences is as follows:

	2002	2001	2000

Statutory federal tax rate	35.0%	(35.0)%	35.0%
State income taxes, net of federal tax benefit	5.0	(5.0)	5.0
Foreign taxes	1.8	90.0	—
Meals and Entertainment	.4	23.6	1.1
Research and development tax credit	—	—	(10.5)
Other	(.8)	0.7	(1.5)

	41.4%	74.3%	29.1%

The components of the net deferred tax asset as of December 31, 2002 and 2001 are as follows (in thousands):

	December 31, 2002		December 31, 2001

	Assets	Liabilities	Assets	Liabilities

Current:
Inventory reserve	$1,214	—	$916	—
Allowance for doubtful accounts	998	—	1,289	—
Other	—	$116	—	$288

Total current deferred taxes	$2,212	$116	$2,205	$288

Long term:
Net operating loss carryforward	$3,732	—	$5,117	—
Research tax credit	2,447	—	2,447	—
Foreign tax credit	369	—	—	—
Depreciation	2,637	—	2,091	—
Intangibles	3,224	—	3,745	—
Capitalized software	—	$6,741	—	$6,091
Other	—	343	—	1
Valuation allowance	(6,205)	—	(3,690)	—

Total long term deferred taxes	$6,204	$7,084	$9,710	$6,092

At December 31, 2002 and 2001, the Company had potential tax benefits of $6.2 million and $7.6 million, respectively, related to research and development tax credits and net operating loss carryforwards for income tax purposes. Significant management judgement is required in determining whether any valuation allowance should be recorded against the Company’s net deferred tax asset. During 2002 the Company’s management determined that it was appropriate to increase its valuation allowance on certain of its deferred tax assets. A valuation allowance of $6.2 and $3.7 million has been provided at December 31, 2002 and 2001, respectively, to offset the related deferred tax assets due to uncertainty of realizing the benefit of the loss carryforwards and tax credits. For the year ended December 31, 2002, the valuation allowance increased by $2.5 million primarily as a result of establishing allowances on the tax benefits for stock options exercised and certain foreign tax credits. This increase in the tax valuation allowance was determined to be appropriate in light of the added uncertainty of the market in which the Company operates. Despite the valuation allowance, the income tax benefits related to these deferred tax assets will remain available to offset future taxable income.

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2002, the Company had federal net operating loss carryforwards of approximately $9.1 million. The net operating loss carryforwards are primarily attributable to tax deductions related to the exercise of stock options. Because stock option deductions are not recognized as an expense for financial purposes, the tax benefit for stock option deductions must be credited to additional paid-in capital. The tax losses and tax credit carryforwards (if not utilized against taxable income) expire from 2012 to 2021.

As of December 31, 2002, the Company has recorded a net deferred tax asset of approximately $1.2 million, comprised of approximately $2.1 million in net current deferred tax asset offset by a long-term deferred tax liability of approximately $880,000. Realization is dependent upon generating sufficient taxable income in future periods. Although realization is not assured, management believes it is more likely than not that the deferred tax asset will be realized.

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, equipment and certain vehicles under noncancelable operating lease agreements expiring on various dates through 2013. Total rent expense under operating leases was approximately $5.3 million, $4.9 million and $3.2 million for the years ended December 31, 2002, 2001 and 2000, respectively. In January 2002, the Company extended two of its office leases through 2013 with an aggregate increase to the future minimum lease payments of $6.5 million. The Company leases various equipment and furniture under a four-year capital lease agreement. The capital lease runs until March 31, 2005. Aggregate future minimum lease payments under the capital lease and noncancelable operating leases as of December 31, 2002 are as follows (in thousands):

	Capital Leases	Operating Leases

2003	$551	$5,746
2004	551	4,716
2005	138	4,165
2006	—	3,938
2007	—	3,894
Thereafter	—	18,653

Total:	$1,240	$41,112

Less: Amount representing interest	89

Net present value of minimum lease payments	1,151

Less: Current portion of capital lease	491

Long-term portion of capital lease obligation	$660

Purchased Software Payments

As more fully described in Note 7, during 2001 the Company agreed to purchase from Yum! Brands its source code and object code for certain back office software previously developed by Yum! Brands for $20.0 million, $16.5 million of which is payable in specified annual installments through December 31, 2003. The remaining $3.5 million is payable on a pro rata basis based upon Yum! Brands’ acceptance and rollout of the Radiant Radiant 6e Enterprise Productivity Suite and fulfillment of its total target client store commitment. The remaining specified annual installment payments due are as follows (in thousands):

December 31, 2002	4,355
December 31, 2003	4,026

Total	$8,381

The December 31, 2002 payment of $4.4 million was made in January 2003. All penalties and additional interest expense were waived by Tricon. The annual installment payments are partially secured by an irrevocable letter of credit secured by the Company’s accounts receivable.

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employment Agreements

As part of the acquisition of Breeze, the Company entered into employment agreements with three employees. Under one of these agreements, in the event the employment is terminated (other than by the employee without just cause), the Company would be obligated to pay the employee severance at a rate equal to his base salary at the date of termination. This obligation would continue for two months (but not past December 31, 2003) in the event the Company terminates the employment with cause. This obligation would continue until December 31, 2003, if the Company terminates the employment without cause or based on the illness, injury, incapacity or death of the employee, or if the employee terminates the employment with just cause.

Under each of the remaining two employment agreements, in the event the employment is terminated (other than by the employee without just cause or by the Company upon the death of the employee), the Company would be obligated to pay the employee severance at a rate equal to his base salary at the date of termination for two months in the event the Company terminates the employment with cause, and for six months in the event the Company terminates the employment without cause or on the illness, injury or incapacity of the employee, or if employee terminates the employment with just cause. The term of these latter two agreements is indefinite.

12. SHAREHOLDERS’ EQUITY

Stock

Stock Offerings

On March 3, 2000, the Company entered into an agreement with America Online, Inc. (“AOL”) and MovieFone, Inc., a subsidiary of AOL (“MF” or collectively, “AOL Moviefone”), to form a strategic relationship in the retail point-of-sale business. This relationship, among other aspects, entails a ten-year marketing and development agreement whereby the Company agreed to develop and manufacture point-of-sale systems and services for sale to the entertainment industry pursuant to MF’s specifications, which would make such point-of-sale systems interoperable with MF’s remote entertainment and event ticketing services. The relationship also contemplated future collaborative efforts between the companies. As part of this relationship, AOL purchased $10.0 million of the Company’s common stock at a price of $10 per share. In addition, AOL agreed to invest $25.0 million in a to-be-formed subsidiary of the Company to engage in consumer interactive businesses other than in the entertainment industry (e.g., interactive fuel and dispenser business and interactive restaurant self-ordering business). In return for its investment, AOL would receive a 15% equity interest in the form of preferred stock of this subsidiary. To the extent AOL did not invest $25.0 million in the to-be-formed subsidiary, AOL agreed to invest the balance in another to be formed subsidiary of the Company or purchase common stock of the Company at the then current market price.

On March 19, 2001, the Company and AOL amended this strategic relationship. Based on the new agreement, the Company’s theater exhibition point-of-sale and management systems solution became AOL Moviefone’s preferred offering in the cinema and entertainment industry. In addition, the Company agreed to support AOL Moviefone clients operating the MARS point-of-sale product. Additionally, both companies agreed not to pursue forming a subsidiary to address potential business-to-consumer applications over the Internet. AOL, as part of the amended agreement, agreed to fund an undisclosed amount of money to enable current MARS clients to upgrade to the Company’s systems and for the Company to perform certain professional services for AOL and certain MARS’ clients.

Stock Repurchase Program

In May 2000, the Board of Directors of the Company authorized a stock repurchase program pursuant to which the Company was authorized to repurchase up to 1.0 million shares of common stock of the Company over the next twelve months. During 2000, the Company repurchased and subsequently retired approximately 90,000 shares at prices ranging from $18.25 to $19.94 per share, for total consideration of approximately $1.8 million.

In May 2001, the Board of Directors of the Company renewed this stock repurchase program whereby the Company was authorized to repurchase up to 1.0 million shares of common stock of the Company through May 2002. During 2001, the Company repurchased and subsequently retired approximately 725,000 shares at prices ranging from $5.27 to $18.67 per share, for total consideration of approximately $6.0 million. During the first quarter 2002, the Company repurchased and subsequently retired approximately 25,000 shares at prices ranging from $7.71 to $8.00 per share, for total consideration of approximately $196,000 under this program. In August 2002, the Board of Directors of the Company authorized a re-commencement of the Company’s stock repurchase program authorizing the repurchase of up to 1.0 million shares of its common stock through August 2003. The Company did not repurchase any shares under this plan in 2002.

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2002, the Company has repurchased and subsequently retired approximately 840,000 shares of its common stock, for total consideration of approximately $8.0 million under these repurchase programs.

Preferred Stock

In January 1997, the Company authorized 5,000,000 shares of preferred stock with no par value. The Company’s Board of Directors has the authority to issue these shares and to fix dividends, voting and conversion rights, redemption provisions, liquidation preferences and other rights and restrictions.

Deferred Compensation

As part of the acquisition of Twenty/20 in 1997, the Company granted two employees options to purchase 140,000 shares of the Company’s common stock at an exercise price less than the fair market value of the Company’s common stock on the date of such grant. In connection with the issuance of 100,000 options, which vested immediately, the Company recorded a nonrecurring compensation charge of $1.2 million. Additionally, the Company recorded $303,500 as deferred compensation for the remaining 40,000 options that vested over four years, for the excess of the fair market value of the Company’s common stock on the date of grant over the aggregate exercise price of such options. The deferred compensation is being amortized ratably over the four-year vesting period. During 2001, approximately 19,000 of these options were cancelled due to the voluntary termination of the employee. Also during 1997, the Company issued certain employees options to purchase 26,500 of shares of the Company’s common stock at a price less than fair market value on the date of grant. Deferred compensation of $323,375 was recorded and is being amortized ratably over a four-year vesting period. At December 31, 2002 the Company has no further obligation under these option agreements.

13. EMPLOYEE BENEFITS

Stock-Based Compensations Plans

Employee Stock Purchase Plan

During 1998, the Company’s Board of Directors adopted and shareholders approved the 1998 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, an aggregate of 1,500,000 shares of common stock is reserved for purchase by qualified employees, at 85.0% of the appropriate market price. The ESPP provides that qualified employees may purchase shares at the lower of the market price in effect on the day the offering starts or the day the offering terminates. In 2002, 2001 and 2000, the Company issued approximately 57,000, 58,000 and 81,000 shares under the ESPP at an average price of $9.92, $11.82 and $19.00 per share, respectively.

Directors Stock Option Plan

During 1997, the Company’s Board of Directors adopted and shareholders approved the Non-Management Directors’ Stock Option Plan (the “Directors’ Plan”) for non-management directors of the Company, under which the Company may grant up to 150,000 options to nonemployee directors of the Company to purchase shares of the Company’s common stock. Options are granted at an exercise price, which is not less than fair value as referenced to quoted market prices. Initial grants to new directors are exercisable over three years, while annual grants are exercisable six months after the grant date. Options granted under the Plan expire ten years from the date of grant. On April 24, 2002, the Plan was amended to increase the number of options available for grant under the Plan to 300,000 shares, as well as to increase the grant to a non-employee director upon initial appointment to 25,000 from 15,000 and the yearly grant to 10,000 from 5,000. During 2002, the Company granted 55,000 options under the Directors’ Plan. At December 31, 2002 the Company has granted 185,000 options under the Directors’ Plan, of which 7,500 have been exercised and none have been cancelled.

1995 Stock Option Plan

The Company’s 1995 Stock Option Plan (the “Plan”), as amended, was approved by shareholders and provides for the issuance of up to 13,000,000 incentive and nonqualified stock options to key employees. Options are granted at an exercise price which is not less than fair value as estimated by the Board of Directors and become exercisable as determined by the Board of Directors, generally over a period of four to five years. Options granted under the Plan expire ten years from the date of grant. At December 31, 2002, options to purchase 1,085,568 shares of common stock were available for future grant under the Plan. From 1995 through 2002, the Company has granted a cumulative 818,535 nonqualified stock options outside the Plan, of which, 539,235 have been cancelled and 279,300 have been exercised.

On October 24, 2001, the Company announced a voluntary stock option exchange program for the benefit of its employees. Under the program, employees were offered the opportunity, if they elected to cancel certain outstanding stock options

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

previously granted to them for new stock options to be granted no earlier than May 29, 2002. On November 23, 2001, 772,810 options at an average exercise price of $21.80 were cancelled. The exchange program was designed to comply with applicable accounting standards and, accordingly, no compensation charges related to this program are expected to result. Members of the Company’s Board of Directors, executive officers, and certain other members of the senior management team were not eligible to participate in this program. On May 29, 2002, the grant date, all employees who elected to cancel options in the previous year received one new stock option for each stock option cancelled at the fair market value of $14.11.

In conjunction with the Company’s efforts to reduce its operating costs, in the fourth quarter of 2001 the Company initiated a change in compensation to its senior management team. Under this plan, each individual was granted a certain number of stock options in return for a specified reduction in salary compensation. As part of this plan, the Company issued approximately 880,000 options at an exercise price of $5.63. The options vest in various increments over 18 months.

Stock option activity for each of the three years ended December 31, 2002 is as follows (in thousands, except weighted average exercise price):

	2002		2001		2000

	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	5,405	$11.26	4,811	$13.36	5,216	$7.91
Granted	2,451	11.27	2,591	10.49	1,257	25.16
Canceled	(465)	15.40	(1,491)	19.48	(452)	13.84
Exercised	(318)	4.09	(506)	3.34	(1,210)	2.14

Outstanding at end of year	7,073	$11.31	5,405	$11.26	4,811	$13.36

Options exercisable at end of year	2,691	$10.73	1,721	$10.17	1,394	$7.65

The following table sets forth the range of exercise prices, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date (in thousands, except weighted average price and remaining contractual life):

	Options Outstanding			Options Exercisable

Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Number Of Shares	Weighted Average Exercise Price

$0.67-$4.92	1,001	$3.99	4.63	886	$3.94
$5.63-$7.00	1,237	5.86	8.62	530	5.83
$7.29-$9.33	1,545	8.77	8.55	276	7.53
$9.70-$15.27	1,581	12.76	8.98	158	11.14
$15.40-$45.58	1,709	20.50	7.50	841	21.94

Total	7,073	$11.31		2,691	$10.73

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Fair Value Disclosure

The following table presents pro forma net income and basic and diluted earnings (loss) per share as if compensation expense had been recognized for stock options granted in the three-year period ended December 31, 2002, as determined under the fair value method using the Black-Scholes options pricing model, and includes the effect of shares issued under the ESPP. Option valuation models such as the Black-Scholes model require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options. The pro forma effect on net income (loss) of Statement No. 123 is not representative of the pro forma effect on net income (loss) in future years. The weighted average Black-Scholes value per option granted in 2002, 2001 and 2000 was $8.78, $6.39 and $16.97, respectively.

	2002	2001	2000

Net income (loss) as reported	$6,541	$(428)	$ 5,261
Less: stock-based compensation expense, net of related tax effects	8,352	4,170	7,905

Pro forma net loss	$(1,811)	$(4,598)	$(2,644)

Basic earnings (loss) per share — as reported	$0.24	$(0.02)	$ 0.24

Diluted earnings (loss) per share — as reported	$0.23	$(0.02)	$ 0.23

Basic loss per share — pro forma	$(0.07)	$(0.17)	$ (0.10)

Diluted loss per share — pro forma	$(0.06)	$(0.17)	$ (0.09)

Assumptions:
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	95.0%	93.0%	90.0%
Risk-free interest rate	2.25%	4.50%	5.75%
Expected life of option	4.5 years	4.0 years	4.0 years

Employee Benefit Plan

The Company has a 401(k) profit-sharing plan (the “401(k) Plan”) available to all employees of the Company who have attained age 21. The 401(k) Plan includes a salary deferral arrangement pursuant to which employees may contribute a minimum of 1.0% and a maximum of 15.0% of their salary on a pretax basis. The Company may make both matching and additional contributions at the discretion of the Company’s Board of Directors. The Company made contributions of $0, $598,000 and $372,000 during 2002, 2001 and 2000, respectively.

14. RELATED-PARTY TRANSACTIONS

During 2001, five shareholders comprised of four non-officer employees and one officer, received loans in the aggregate amount of approximately $1.2 million. The loans bore interest at 5.5% and were payable in certain specified increments with final payment due April 2002. Two of these loans totaling $370,000, along with accrued interest, were paid in full during 2001. During 2002, the remaining loans, along with accrued interest, were paid in full. As of December 31, 2002, the Company has no remaining outstanding loans to any employees or officers of the Company. Interest income recorded during 2002, 2001 and 2000 related to the notes was approximately $27,000, $31,000 and $11,000, respectively.

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. SEGMENT REPORTING DATA

Prior to April 1, 2003, the Company operated through five primary reportable segments (i) Petroleum and Convenience Store (ii) Hospitality and Food Service (iii) Entertainment (iv) International and (v) General Retail as the Company's product applications have historically been focused on these segments and these markets require many of the same product features and functionality. During the second quarter 2003, the Company restructured its business units and as a result, currently operates under two segments, Store Systems and Enterprise Software Systems. The Store Systems segment focuses on delivering site management systems, including point-of-sale (POS), self-service kiosk, and back-office systems, designed specifically for the Company's core vertical markets of Petroleum and Convenience Store, Food Service and Entertainment, while the Enterprise Software Systems segment focuses on delivering its web-based Radiant 6e Enterprise Productivity Software Suite including functionality such as workforce and supply chain management to the broader retail markets both within and outside the Company's core vertical markets. All prior periods have been restated to conform to the new Store Systems and Enterprise Software Systems segments.

The Company distributes its technology both within the United States of America and internationally. The Company currently has international offices in Geelong, Australia, Prague, and Singapore. Revenues derived from international sources were approximately $21.6 million, $13.4 million and $2.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies. The Company's management evaluates the performance of the segments based on an internal measure of contribution margin, or income and loss from operations, before certain allocated costs of development and corporate overhead. The Company accounts for intersegment sales and transfers as if the sales or transfers were to first parties at current market prices.

RADIANT SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The summary of the Company’s operating segments is as follows (in thousands):

	For the year ended December 31, 2002
	Store Systems	Enterprise	Total
Revenues	$118,452	$27,705	$146,157
Contribution margin	22,216	2,664	24,880
Product development	10,345	4,125	14,470
Operating (loss) income	11,871	(1,461)	10,410
Goodwill	12,521	—	12,521
Other identifiable assets	99,884	32,851	132,735

	For the year ended December 31, 2001
	Store Systems	Enterprise	Total
Revenues	$121,017	$10,962	$131,979
Contribution margin	12,677	(1,957)	10,720
Product development	9,489	1,745	11,234
Impairment and other non-recurring charges	930	314	1,244
Operating (loss) income	2,258	(4,016)	(1,758)
Goodwill	10,515	—	10,515
Other identifiable assets	92,497	22,150	114,647

	For the year ended December 31, 2000
	Store Systems	Enterprise	Total
Revenues	$119,001	$9,043	$128,044
Contribution margin	17,019	(2,191)	14,828
Product development	9,258	1,776	11,034
Operating (loss) income	7,761	(3,967)	3,794
Goodwill	9,776	—	9,776
Other identifiable assets	108,784	12,701	121,485

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION (unaudited)

The following tables set forth certain unaudited financial data for each of the Company’s last eight calendar quarters. The information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period.

	Quarter ended

	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002	Dec. 31, 2002

	(In thousands, except per share data)
Revenues:
System sales	$17,128	$19,991	$19,186	$25,127
Client support, maintenance and other services	14,160	16,716	17,761	16,088

Total revenues	31,288	36,707	36,947	41,215
Cost of revenues:
System sales	7,834	10,973	10,275	14,266
Client support, maintenance and other services	8,529	9,338	10,346	10,787

Total cost of revenues	16,363	20,311	20,621	25,053

Gross profit	14,925	16,396	16,326	16,162
Operating expenses:
Product development	3,462	3,867	3,777	3,364
Sales and marketing	4,807	5,342	5,600	5,392
Depreciation and amortization	1,332	1,293	1,210	1,162
General and administrative	2,912	3,281	3,200	3,398

Income from operations	2,412	2,613	2,539	2,846
Interest income, net	205	155	185	209

Income before income taxes	2,617	2,768	2,724	3,055
Income tax provision	1,120	1,275	1,106	1,122

Net income	$1,497	$1,493	$1,618	$1,933

Income per share:
Basic income per share	$0.05	$0.05	$0.06	$0.07

Diluted income per share	$0.05	$0.05	$0.06	$0.07

Weighted average shares outstanding:
Basic	27,560	27,593	27,872	27,989

Diluted	29,006	29,376	28,917	29,143

RADIANT SYSTEMS, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Quarter ended

	Mar. 31, 2001	June 30, 2001	Sept. 30, 2001	Dec. 31, 2001

	(In thousands, except per share data)
Revenues:
System sales	$20,499	$19,496	$13,862	$17,411
Client support, maintenance and other services	13,498	16,953	15,268	14,992

Total revenues	33,997	36,449	29,130	32,403
Cost of revenues:
System sales	10,496	10,797	8,272	9,234
Client support, maintenance and other services	8,983	9,585	10,387	9,088

Total cost of revenues	19,479	20,382	18,659	18,322

Gross profit	14,518	16,067	10,471	14,081
Operating expenses:
Product development	2,454	2,791	2,781	3,208
Sales and marketing	4,715	5,322	5,268	4,413
Depreciation and amortization	2,324	2,456	2,457	2,406
Acquisition and other non-recurring charges	1,023	—	—	221
General and administrative	3,998	4,289	3,746	3,023

Income (loss) from operations	4	1,209	(3,781)	810
Interest income, net	573	435	289	216

Income (loss) before income taxes	577	1,644	(3,492)	1,026
Income tax provision (benefit)	202	658	(1,222)	546

Net income (loss)	$375	$986	$(2,270)	$480

Income (loss) per share:
Basic income (loss) per share	$0.01	$0.04	$(0.08)	$0.02

Diluted income (loss) per share	$0.01	$0.03	$(0.08)	$0.02

Weighted average shares outstanding:
Basic	27,674	27,747	27,785	27,535

Diluted	29,442	29,697	27,785	28,645

Net income per share is computed independently for each of the quarters presented. As such, the summation of the quarterly amounts may not equal the total net income per share reported for the year.